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                                                                     EXHIBIT 5.1
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Green Tree Financial Corporation
1100 Landmark Towers
345 St. Peter Street
St. Paul, Minnesota 55102-1639

     Re:  Registration Statement on Form S-3
          Green Tree Recreational, Equipment & Consumer Trust 1998-A File No. 333-36943

Ladies and Gentlemen:


          We have acted as counsel to Green Tree Financial Corporation, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of $1,000,000,000 of Asset-Backed Securities (the "Securities") to be issued by Green Tree Recreational, Equipment & Consumer Trusts to be formed by the Company from time to time, the related preparation and filing of the Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission (the "Commission") on April 22, 1997, and as subsequently amended, including Amendment No. 1 thereto filed with the Commission on May 6, 1997 (together, the "Registration Statement"), and the preparation of a Prospectus Supplement dated March 20, 1998, and the related Prospectus dated March 20, 1998 (together, the "Prospectus") relating to the offer and sale by the Company of $320,870,000 (approximate) aggregate principal amount of Class A-1C Certificates, $16,695,000 (approximate) aggregate principal amount of Class A-2C Certificates, $12,980,000 (approximate) aggregate principal amount of Class A-3C Certificates, $7,420,000 (approximate) aggregate principal amount of Class A-4C Certificates, $12,986,947 (approximate) aggregate principal amount of Class B-C Certificates, $87,750,000 (approximate) aggregate principal amount of Class A-1H Certificates, $18,070,000 (approximate) aggregate principal amount of Class A-
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Green Tree Financial Corporation
March 31, 1998
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2H Certificates, $9,680,000 (approximate) aggregate principal amount of Class A-
3H Certificates, $7,740,000 (approximate) aggregate principal amount of Class A-4H Certificates and $5,808,053 (approximate) aggregate principal amount of Class B-H Certificates (collectively, the "Certificates") to be issued by Green Tree Recreational, Equipment & Consumer Trust 1998-A (the "Trust"). The corpus of the Trust will consist of the Contracts, the related Collateral Security and certain other property. The Securities are to be issued by the Trust under a Pooling and Servicing Agreement dated March 1, 1998, by and between the Company, as Seller and Servicer, and First Trust National Association (the "Pooling and Servicing Agreement"). The Certificates are described in the Prospectus forming part of the Registration Statement.

          The Company will provide a Limited Guaranty (the "Limited Guaranty") with respect to the Class B-C Certificates and the B-H Certificates.

          We have examined the Registration Statement, the Prospectus, the Pooling and Servicing Agreement, and such other related documents, and have reviewed such questions of law, as we have considered necessary and appropriate for the purposes of this opinion. Based on the foregoing, we are of the opinion that:

          1. The Pooling and Servicing Agreement has been duly authorized by the Board of Directors of the Company and duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, and the Limited Guaranty of the Company provided for therein constitutes the valid and binding obligation of the Company.

          2. The Certificates have been duly executed and delivered in accordance with the terms of the Pooling and Servicing Agreement, and are legally and validly issued, and the holders of such Certificates are entitled to the benefits of the Pooling and Servicing Agreement.

          The opinions set forth above are subject to the following qualifications and exceptions:

          (a) Our opinion in paragraph 1 above is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law of general application affecting creditors' rights.
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Green Tree Financial Corporation
March 31, 1998
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          (b) Our opinion in paragraph 1 above is subject to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

          (c) Minnesota Statutes (S) 290.371, Subd. 4, provides that any corporation required to file a Notice of Business Activities Report does not have a cause of action upon which it may bring suit under Minnesota law unless the corporation has filed a Notice of Business Activities Report and provides that the use of the courts of the State of Minnesota for all contracts executed and all causes of action that arose before the end of any period for which a corporation failed to file a required report is precluded. Insofar as our opinion may relate to the valid, binding and enforceable character of any agreement under Minnesota law or in a Minnesota court, we have assumed that any party seeking to enforce such agreement has at all times been, and will continue at all times to be, exempt from the requirement of filing a Notice of Business Activities Report or, if not exempt, has duly filed, and will continue to duly file, all Notice of Business Activities Reports.

          Our opinions expressed above are limited to the laws of the State of Minnesota and the Delaware General Corporation Law.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the Prospectus comprising part of the Registration Statement.

Dated:   March 31, 1998

                                    Very truly yours,


CFS